Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-168924 and 333-183161 on Form S-8 and Registration Statement No. 333-165259 on Form S-4 of our reports dated March 8, 2013, relating to the consolidated financial statements of Quad/Graphics, Inc. and subsidiaries, and the effectiveness of Quad/Graphics, Inc.'s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Quad/Graphics, Inc. for the year ended December 31, 2012.

/s/ Deloitte & Touche LLP

Milwaukee, Wisconsin
March 8, 2013